Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Redemption of Its
7 1/4% Senior Subordinated Notes Due 2012 and
Its 7 1/4% Senior Subordinated Notes Due 2013
DENVER — August 9, 2010 — Whiting Petroleum Corporation (NYSE: WLL) today announced it elected to redeem all of its $150 million aggregate principal amount of 7 1/4% Senior Subordinated Notes due 2012 at a redemption price equal to 100.00% of the principal amount thereof and all of its $220 million aggregate principal amount of 7 1/4% Senior Subordinated Notes due 2013 at a redemption price equal to 101.8125% of the principal amount thereof. The redemption dates for both the 2012 Notes and the 2013 Notes will be September 8, 2010. In each case, holders of the Notes will also receive accrued and unpaid interest up to but not including the redemption date.
Whiting intends to finance the redemption of the Notes with borrowings under its credit agreement. As a result of the redemption of the Notes, Whiting expects to incur in the third quarter of 2010 a cash charge of approximately $4 million related to the redemption premium for the 2013 Notes and a non-cash charge of approximately $3.1 million related to the acceleration of unamortized debt issuance costs.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.
Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding redeeming the Notes on September 8, 2010, financing the redemption of the Notes with borrowings under our credit agreement, and incurring charges related to the redemption, are forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to: impacts of the global recession and tight credit markets; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

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